EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Amendment No. 3 to the Registration Statement on Form S-1 (Registration No. 333-106821) of our report dated February 22, 2001 relating to the financial statements of Encore Medical Corporation, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

Austin, Texas

August 5, 2003